NUMBER

CERT.9999

Millennium Group International Holdings Limited

SHARES

*******9,000,000,000*******

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

CUSIP G6169A104

$0.001 PAR VALUE ORDINARY SHARES

ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF
Millennium Group International Holdings Limited

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated:

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:______________________________
AUTHORIZED SIGNATURE

Chairman